Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Agreement to Acquire Assets of Optical Dimensions®

Lasercheck® roughness gauges to enhance Schmitt’s laser-based surface measurement product line

September 24, 2009	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced that it has entered into a definitive agreement to acquire all the assets of Optical Dimensions®, a sole proprietorship that designs, manufactures and markets the Lasercheck® line of roughness gauges, for $100,000 cash and shares of Schmitt common stock equal in value to $100,000. The transaction is expected to close within the next six days.

Lasercheck® is a unique Ra laser based non-contact roughness monitor incorporating patented “laser light scatter” technology that can make precision repeatable surface roughness measurements in the 0.01 to 10 micron (0.40 to 400 micro inch) range. Lasercheck® provides high speed in-process measurements in a fraction of a second and is optimized for surface measurements of ground, sanded, polished, honed, super-finished and shot blasted surfaces. Lasercheck is used by leading manufacturers in a variety of industries throughout the world.

“We are pleased to add Glenn Valliant and Optical Dimensions® to the Schmitt portfolio of test and measurement product lines,” commented James A. Fitzhenry, President of Schmitt Industries, Inc. “The Lasercheck® line of surface roughness gauges is a complimentary fit and extension to our existing surface roughness measurement products for ultra smooth surfaces, such as silicon wafers and hard disk drives. This further enables Schmitt to offer post-process and in-process roughness gauging capability to our established worldwide grinding balancer market through our Balancer segment and to a variety of industries through our Acuity lasers business,” he said.

“I am delighted to join the Schmitt team,” stated Glenn Valliant. “Schmitt Industries has long been known as the leader in high precision surface roughness measurement and as the market leader in dynamic balancers for the worldwide grinding industry. Merging the product lines in addition to the market and technical expertise of the two companies creates a unique synergy for our organization and for our customers. We are all excited about the growth opportunities this acquisition presents to Schmitt Industries. The Lasercheck® product line will fit nicely within Schmitt’s current product offerings and I look forward to helping Schmitt grow its surface roughness measurement business,” he concluded.

Corporate Office: 2765 NW Nicolai St. — Portland, Oregon 97210 — 503/227-7908 — www.schmitt-ind.com

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer controlled balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser measurement systems used in surface measurement applications and dimensional measurement applications and ultrasonic measurement products for remote monitoring of chemical storage tanks (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

The statements in this release, including remarks by James A. Fitzhenry regarding the Lasercheck® line of surface roughness gauges being a complimentary fit and extension within the Company’s existing surface roughness measurement products and enabling the Company to offer post process and in-process gauging capability to the grinding balancer market and to a variety of industries through the Acuity laser business and Glenn Valliant regarding that Lasercheck® will fit nicely within the Company’s current product offerings and helping the Company to grow its surface roughness measurement business, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

Corporate Office: 2765 NW Nicolai St. — Portland, Oregon 97210 — 503/227-7908 — www.schmitt-ind.com